Filed pursuant to Rule 433

Registration No. 333-185253

Issuer Free Writing Prospectus dated July 22, 2015

Relating to Preliminary Prospectus Supplement dated July 22, 2015

Term Sheet

July 22, 2015

Issuer:	Intel Corporation
Anticipated Ratings:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)
Security Type:	SEC Registered
Trade Date:	July 22, 2015
Expected Settlement Date:	July 29, 2015 (T+5)

2.450% Senior Notes due 2020

Size:	$1,750,000,000
Maturity Date:	July 29, 2020
Coupon:	2.450%
Interest Payment Dates:	January 29 and July 29, commencing on January 29, 2016

Price to Public:	99.906%
Benchmark Treasury:	UST 1.675% due June 30, 2020
Benchmark Treasury Yield:	1.670%
Spread to Benchmark Treasury:	+80 bps
Yield:	2.470%
Make-Whole Call:	T+15 bps
CUSIP/ISIN:	458140 AQ3 / US458140AQ35

3.100% Senior Notes due 2022

Size:	$1,000,000,000
Maturity Date:	July 29, 2022
Coupon:	3.100%
Interest Payment Dates:	January 29 and July 29, commencing on January 29, 2016

Price to Public:	99.956%
Benchmark Treasury:	UST 2.125% due June 30, 2022
Benchmark Treasury Yield:	2.057%
Spread to Benchmark Treasury:	+105 bps
Yield:	3.107%
Make-Whole Call:	T+20 bps
CUSIP/ISIN:	458140 AR1 / US458140AR18

3.700% Senior Notes due 2025

Size:	$2,250,000,000
Maturity Date:	July 29, 2025
Coupon:	3.700%
Interest Payment Dates:	January 29 and July 29, commencing on January 29, 2016

Price to Public:	99.851%
Benchmark Treasury:	UST 2.125% due May 15, 2025
Benchmark Treasury Yield:	2.318%
Spread to Benchmark Treasury:	+140 bps
Yield:	3.718%
Make-Whole Call:	T+25 bps prior to April 29, 2025
Par Call:	On or after April 29, 2025
Special Mandatory Redemption:	101%+ accrued interest if Altera acquisition is not consummated
CUSIP/ISIN:	458140 AS9 / US458140AS90

4.900% Senior Notes due 2045

Size:	$2,000,000,000
Maturity Date:	July 29, 2045
Coupon:	4.900%
Interest Payment Dates:	January 29 and July 29, commencing on January 29, 2016

Price to Public:	99.922%
Benchmark Treasury:	UST 2.500% due February 15, 2045
Benchmark Treasury Yield:	3.055%
Spread to Benchmark Treasury:	+185 bps
Yield:	4.905%
Make-Whole Call:	T+30 bps prior to January 29, 2045
Par Call:	On or after January 29, 2045
Special Mandatory Redemption:	101%+ accrued interest if Altera acquisition is not consummated
CUSIP/ISIN:	458140 AT7 / US458140AT73

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

Co-Managers:	Needham & Company, LLC
Lebenthal & Co., LLC
The Williams Capital Group, L.P.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the pricing date (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or (ii) Wells Fargo Securities, LLC at 1-800-645-3751.